Exhibit 4

The Chalone Wine Group, Ltd.
621 Airpark Road
Napa, California 94558

August 30, 2004

SFI Intermediate Ltd.
c/o HM International, Inc.
5810 East Skelly Drive, Suite 1000
Tulsa, Oklahoma 74135-6403

Dear Ladies/Gentlemen:

          The Chalone Wine Group, Ltd. (the “Company”) and SFI Intermediate Ltd. (“SFI”) (each as such, the “disclosing party”) are each prepared to make available to the other party (as such, the “receiving party”) certain information relating to (i) one or more proposals with respect to a Transaction (as defined below) that have been or may be submitted to the Company by a third party or parties, (ii) the status of the consideration and evaluation of such proposals by such party and its Representatives (as defined below) and (iii) future actions or determinations that may be taken by such party in response to or in connection with such proposals. As a condition to, and in consideration of, such information being furnished to each party and its directors, officers, employees, subsidiaries, affiliates, agents or advisors (including, without limitation, attorneys, accountants, consultants and financial advisors) or financing or insurance sources (collectively, “Representatives”), each party agrees to treat such information (whether prepared by the disclosing party, its Representatives or otherwise and irrespective of the form of communication) which is furnished to such party or its Representatives on or after the date hereof by or on behalf of the disclosing party (herein collectively referred to as the “Evaluation Material”) in accordance with the provisions of this letter agreement, and to take or abstain from taking certain other actions as hereinafter set forth.

          The term “Evaluation Material” also shall be deemed to include all notes, analyses, compilations, studies, interpretations or other documents prepared by the receiving party or its Representatives which contain, reflect or are based upon, in whole or in part, the information furnished to the receiving party or its Representatives pursuant hereto. The term “Evaluation Material” does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by the receiving party or its Representatives, (ii) was within the receiving party’s possession prior to its being furnished to the receiving party by or on behalf of the disclosing party pursuant hereto, provided that the source of such information was not known by the receiving party to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the disclosing party or any other party with respect to such information or (iii) becomes available to the receiving party on a non-confidential basis from a source other than the disclosing party or any of its Representatives, provided that to the knowledge of the receiving party such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the disclosing party or any other party with respect to such information.

          Each party hereby agrees that it and its Representatives shall (i) use the Evaluation Material of the disclosing party solely for the purpose of evaluating a possible negotiated transaction or transactions between the Company and another party or parties involving (a) a sale, lease, exchange or joint venture of all or a majority in value of the assets of the Company, (b) the shareholders of the Company becoming or being entitled to become, by virtue of the transaction, the holders of less than a majority in value of the equity economic interests in the acquiring or continuing company or entity or companies or entities, (c) any going-private transaction pursuant to which a party or parties would cash out existing shareholders or (d) any transaction contemplated by an Acquisition Proposal (as defined below) made as an alternative to any transaction of the type described in (a), (b) or (c) above (any of (a), (b), (c) or (d), a “Transaction”), (ii) keep the Evaluation Material of the disclosing party confidential and (iii) not disclose any of the Evaluation Material of the disclosing party in any manner whatsoever, except as may be required by law or court order subject to the provisions set forth below; provided, however, that (x) the receiving party may make any disclosure of such information to which the disclosing party gives its prior written consent, (y) the receiving party may disclose any of such information to its Representatives who need to know such information for the sole purpose of evaluating a Transaction, provided such Representatives agree to comply with the terms of this letter agreement applicable to such Representatives and provided, further, that such information shall not be provided to the receiving party’s financing or insurance sources (if any) without the prior approval of the disclosing party (which approval shall not be unreasonably withheld or delayed) and (z) SFI may disclose any of such information to any other member of the group disclosed in Amendment No. 11 to Schedule 13D filed by SFI with the Securities and Exchange Commission dated June 30, 2004 (the “Schedule 13D”) and its affiliates and Representatives. The receiving party shall be responsible for the breach of this letter agreement by its Representatives (including those who subsequent to the first date of disclosure of Evaluation Material cease to be a Representative), and each party agrees, at its sole expense, to take all reasonable measures (including, but not limited to, court proceedings) to restrain its Representatives from prohibited or unauthorized disclosure or use of the Evaluation Material.

          SFI and the Company each hereby acknowledge that it is aware, and that it will advise such Representatives who are informed as to the matters which are the subject of this letter agreement, that the United States securities laws prohibit any person who has received from an issuer material, non-public information concerning the matters which are the subject of this letter agreement from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

          In addition, each party agrees that, except as required by law (including without limitation the requirements of Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “1934 Act”)), stock exchange rules or governmental entity, without the prior written consent of the other party, it and its Representatives will not disclose to any other person (other than any other member of the group disclosed in the Schedule 13D and its affiliates and Representatives) the content of the Evaluation Material of the other party, the results or contents of any discussions or negotiations that are taking place concerning a possible negotiated Transaction or any of the terms or conditions with respect thereto.

          In the event that the receiving party or any of its Representatives are requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process or by applicable state, rule or regulation or by governmental regulatory authorities) to disclose any of the Evaluation Material of the disclosing party, the receiving party shall provide the disclosing party with prompt written notice of any such request or requirement and, if such request is made in writing, a copy of such request so that the disclosing party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this letter agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by the disclosing party, the receiving party or any of its Representatives nonetheless conclude based on the advice of counsel that they are legally compelled to disclose Evaluation Material, such party or its Representatives may, without liability hereunder, disclose only that portion of the Evaluation Material which the receiving party so concludes based upon advice of counsel is legally required to be disclosed. The receiving party further agrees to cooperate with the disclosing party by joining in any motion for protective order the disclosing party may file and/or by designating any documents containing Evaluation Material as subject to an existing protective order if requested to do so by the disclosing party.

          At any time upon the request of the disclosing party for any reason, the receiving party (i) will promptly deliver to the disclosing party or destroy all Evaluation Material (and all copies thereof) furnished to it or its Representatives by or on behalf of the disclosing party pursuant hereto and (ii) will promptly destroy all other Evaluation Material prepared by the receiving party or its Representatives and retain no copy thereof, unless in each case (and then only to the extent that) the receiving party has determined based upon the advice of counsel that such delivery or destruction is prohibited by law, in which case the receiving party will notify the disclosing party of that determination. Any destruction of Evaluation Material pursuant to this paragraph shall be certified in writing to the disclosing party by an authorized officer supervising such destruction. Notwithstanding the return or destruction of the Evaluation Material, the receiving party and its Representatives will continue to be bound by their respective obligations of confidentiality and other obligations hereunder.

          Each party understands and acknowledges that neither the other party nor any of its Representatives (including without limitation any of its directors, officers, employees, agents or shareholders) makes any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material. Each party agrees that neither the other party nor any of its Representatives (including without limitation any of its directors, officers, employees, agents or shareholders) shall have any liability to such party or to any of its Representatives relating to or resulting from the use of the Evaluation Material or any errors therein or omissions therefrom. Only those representations or warranties which are made in a final definitive agreement among the parties, when, as and if executed, and subject to such limitations and restrictions as may be specified therein, will have any legal effect.

          SFI agrees that, for the period beginning on the date of this letter agreement and ending at the close of business on July 8, 2005, unless SFI shall have been specifically invited in writing by the board of directors (or an independent committee thereof) of the Company, neither SFI nor any of its affiliates (as such term is defined under the 1934 Act) or Representatives on behalf of SFI will in any manner, directly or indirectly, (a) effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in or in any way assist any other person to effect, offer or propose (whether publicly or otherwise) to effect or participate in (i) any acquisition of any securities (or beneficial ownership thereof) or assets (other than non-material assets or any other asset of the Company generally offered for sale to the public) of the Company; (ii) any tender or exchange offer, merger, consolidation or other business combination involving the Company; or (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any material portion of the Company’s business; (b) form, join or in any way participate in a “group” (as defined under the 1934 Act) with respect to the securities of the Company (except for the group disclosed in the Schedule 13D); (c) take any action which to the knowledge of SFI requires the Company to make a public announcement regarding any of the types of matters set forth in (a) above that directly involve SFI; (d) nominate, or seek to have nominated, any individual for election to the Company’s board of directors, except as set forth in the following paragraph; or (e) enter into any discussions or arrangements with any third party with respect to any of the foregoing or advise, assist, encourage, finance or seek to persuade others to take any action with respect to the foregoing, except as disclosed in the Schedule 13D. SFI also agrees during such period not to request the Company (or its directors, officers, employees or agents), directly or indirectly, to amend or waive any provision of this paragraph (including this sentence) if such action would cause SFI to violate the provisions of this paragraph.

          Notwithstanding anything to the contrary in the foregoing paragraph, during the period from the date of this letter agreement through July 8, 2005, SFI may continue to maintain its current number of representatives on the Company’s board of directors, and the Company agrees that its board of directors, or any applicable committee thereof, will nominate such representatives as nominees for the Company’s board of directors. Additionally, nothing in this letter agreement shall prohibit the following: (a) SFI’s representatives on the Company’s board of directors continuing to take actions solely in their capacity as directors in order to fulfill their fiduciary duties as directors and consulting with SFI in connection with actions they may consider taking in their capacity as directors consistent with their fiduciary duties to the Company; (b) SFI voting its shares of the Company’s capital stock as it determines in its sole discretion; (c) SFI selling its shares of the Company’s capital stock, provided that it otherwise complies with the confidentiality provisions of this letter agreement; and (d) SFI acquiring shares of the Company’s capital stock in connection with any conversion of the Convertible Subordinated Promissory Note in accordance with its terms issued by the Company to SFI on August 21, 2002.

          If at any time during the term of the standstill provisions contained in this letter agreement (the “Standstill”) the Company enters into an agreement (a “Third Party Agreement”) with a third party who is known by the Company to be considering making, or has made, an Acquisition Proposal (a “Third Party”), which agreement contains standstill provisions that are less favorable to the Company in the aggregate than the Standstill, the Company shall notify SFI of the terms of such standstill provisions as soon as reasonably practicable after the execution of such Third Party Agreement, and the Company agrees that the Standstill as it applies to SFI shall be automatically amended to be substantially similar to the standstill provisions contained in such Third Party Agreement (provided, that the length of the Standstill contained in this letter agreement shall commence from the date of this letter agreement, not the date of the Third Party Agreement ). In addition, if the Company terminates the obligations of a Third Party under the standstill provisions contained in a Third Party Agreement (including, but not limited to, any Third Party Agreement entered into by the Company any time after May 17, 2004) or amends such standstill provisions in a manner such that such standstill provisions as amended are less favorable to the Company in the aggregate than the Standstill, the Company shall notify SFI of the terms of such termination or amendment as soon as reasonably practicable after the execution and delivery of the instrument or document providing for the same, and the Company agrees that the Standstill as it applies to SFI shall be automatically terminated (if the standstill provisions in the Third Party Agreement have been terminated) or amended to be substantially similar to the standstill provisions contained in such Third Party Agreement as amended (if the standstill provisions in the Third Party Agreement have been amended). For purposes of this letter agreement, “Acquisition Proposal” means any offer, proposal or inquiry relating to, or any third party indication of interest in, (A) any acquisition or purchase, direct or indirect, of 50% or more of the consolidated assets of the Company and its subsidiaries or over 50% of any class of equity or voting securities of the Company or any of its subsidiaries whose assets, individually or in the aggregate, constitute more than 50% of the consolidated assets of the Company, (B) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party’s beneficially owning 50% or more of any class of equity or voting securities of the Company or any of its subsidiaries whose assets, individually or in the aggregate, constitute more than 50% of the consolidated assets of the Company or (C) a merger, consolidation, share exchange, business combination, sale of substantially all of the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its subsidiaries whose assets, individually or in the aggregate, constitute more than 50% of the consolidated assets of the Company.

          Each party understands and agrees that no contract or agreement providing for any Transaction shall be deemed to be binding on any of the parties unless and until a final definitive agreement has been executed and delivered by such party. Each party also agrees that unless and until a final definitive agreement regarding a Transaction has been executed and delivered by a party, such party will not be under any legal obligation of any kind whatsoever to approve, enter into or consummate a Transaction by virtue of this letter agreement except for the matters specifically agreed to herein.

          The provisions of this letter agreement cannot be amended or waived except with the written consent of each of the parties hereto. It is understood and agreed that no failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right, power or privilege hereunder.

          It is further understood and agreed that money damages would not be a sufficient remedy for any breach of this letter agreement by a party or any of its Representatives and that a party shall be entitled to equitable relief, including injunctive relief, to prevent breaches of the provisions of this letter agreement by the other party, without the necessity of proving actual damages or of posting any bond, and specific performance, as a remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach of this letter agreement but shall be in addition to all other remedies available by law or equity. In the event of litigation relating to this letter agreement, if a court of competent jurisdiction determines that a party or any of its Representatives have breached this letter agreement, then such party shall be liable and pay to the other party the reasonable legal fees and costs incurred by the other party in connection with such litigation, including any appeal therefrom.

          If any term, provision, covenant or restriction of this letter agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this letter shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

          Except as specified elsewhere herein, the terms of this letter agreement will remain in force until the date that is three years from the date hereof.

          This letter agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute the same agreement and shall become a binding agreement when a counterpart has been signed by each party and delivered to the other party, thereby constituting the entire agreement among the parties pertaining to the subject matter hereof. This letter agreement supersedes all prior and contemporaneous agreements, understandings and representations, whether oral or written, of the parties in connection herewith. No covenant or condition or representation not expressed in this letter agreement shall affect or be effective to interpret, change or restrict this letter agreement. No prior drafts of this letter agreement and no words or phrases from any such prior drafts shall be admissible into evidence in any action, suit or other proceeding involving this letter agreement. This letter agreement may not be changed or terminated orally, nor shall any change, termination or attempted waiver of any of the provisions of this letter agreement be binding on any party unless in writing signed by the parties hereto. No modification, waiver, termination, rescission, discharge or cancellation of this letter agreement and no waiver of any provision of or default under this letter agreement shall affect the right of any party thereafter to enforce any other provision or to exercise any right or remedy in the event of any other default, whether or not similar.

     This letter agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

     This letter agreement shall be governed by, and construed in accordance with, the laws of the State of California applicable to contracts entered into and to be performed wholly within the State of California by California residents (without giving effect to any choice or conflict of law provision). The parties agree that any suit for the enforcement of this letter agreement may be brought in the courts of the state of California or any federal court sitting therein, and each party consents to the exclusive jurisdiction of such courts and service of process in any such suit being made upon Latham & Watkins, 135 Commonwealth Drive, Menlo Park, California 94025, attention: Christopher L. Kaufman, in the case of the Company, or upon Baker Botts L.L.P., 2001 Ross Avenue, Dallas, Texas 75201, attention: Geoffrey L. Newton, in the case of SFI. Each party hereby waives any objection that it may now or hereafter have to the venue of any such suit or any such court or that such suit is brought in an inconvenient venue, court or jurisdiction.

Exhibit 4

          Please confirm your agreement with the foregoing by signing and returning one copy of this letter to the undersigned, whereupon this letter agreement shall become a binding agreement between you and the Company.

Very truly yours,

The Chalone Wine Group, Ltd.,
a California corporation

By:	/s/ C. RICHARD KRAMLICH

Name: C. Richard Kramlich
Title: Director

Accepted and agreed as of
the date first written above:

SFI Intermediate Ltd.,
a Texas limited partnership

By:	GHA I HOLDINGS, INC.,
its general partner

By: :	/s/ PHYLLIS S. HOJEL

Name: Phyllis S. Hojel
Title: President and Secretary